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                                                                    Exhibit 99.1


CONTACT: JOSEPH MACNOW
         (201) 587-1000

                                                    [Vornado Realty Trust logo]
                                                     Park 80 West, Plaza II
                                                     Saddle Brook, NJ 07663

FOR IMMEDIATE RELEASE -- MARCH 4, 1999

                         VORNADO INCREASES INVESTMENT IN
                 CHARLES E. SMITH COMMERCIAL REALTY L.P. TO 34%

         SADDLE BROOK, NEW JERSEY . . . . . VORNADO REALTY TRUST (NYSE: VNO)
announced today that it has made an additional $242 million investment in Charles E. Smith Commercial Realty L.P. ("Smith") by contributing to Smith the land under certain Smith office properties in Crystal City, Arlington, Virginia and partnership interests in certain Smith subsidiaries. Vornado acquired these assets from Commonwealth Atlantic Properties, Inc. ("CAPI"), an affiliate of Lazard Freres Real Estate Investors L.L.C., immediately prior to the contribution to Smith. Together with Vornado's investment in Smith made in 1997 and the units it is reacquiring today from Vornado Operating Company, Vornado now owns approximately 34% of Smith's limited partnership units. In addition, Vornado acquired from CAPI for $8 million the land under a Marriott Hotel located in Crystal City.

         The purchase price was paid to CAPI by Vornado issuing $250 million of 6% Convertible Preferred Units of Vornado's operating partnership. The Preferred Units are convertible at $44 per unit and the coupon increases to 6.50% over the next three years and then fixes at 6.75% in year eight. Vornado will appoint one of three members to the Smith Board of Managers, increasing under certain circumstances to two of four members in March 2002.

         In connection with these transactions, Vornado agreed to make a five-year $41 million loan to CAPI with interest at 8%, increasing to 9% ratably over the term. The loan will be secured by approximately $55 million of the Vornado units issued to CAPI as well as certain real estate assets.

         Smith owns interests in a total of 10.7 million square feet of office properties in Northern Virginia and Washington, D.C., and manages an additional
14.6 million square feet of office and other commercial properties in the Washington, D.C. area.

         Vornado Realty Trust is a fully-integrated equity real estate investment trust.
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         Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.


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